MCMORAN EXPLORATION CO. EXTENDS
    MATURITY OF SULPHUR UNIT BANK CREDIT FACILITY AND OBTAINS
    EXTENSION FROM MMS FOR SUPPLEMENTAL BONDING FOR MAIN PASS
                           FACILITIES

     NEW ORLEANS, LA, February 1, 2002 - McMoRan Exploration Co. (NYSE:MMR) today announced that its wholly owned subsidiary, Freeport-McMoRan Sulphur LLC (FSC) has been in discussions with its bank group and anticipates approval to extend the maturity of its $60.5 million bank credit facility from January 31, 2002 through February 22, 2002. As of January 31, 2002, $56 million was outstanding under this Credit Facility. During this period, FSC expects to receive final governmental approval for the issuance of long-term industrial revenue bonds (IRBs) to facilitate repayment of FSC's bank debt. On January 10, 2002 FSC received preliminary governmental approval for issuance of the IRBs and expects final approval in the third week of February. FSC will also be working with a group of commercial banks to provide credit support for the bond issuance. As previously announced, FSC intends to contribute its sulphur transportation and terminaling assets to a new joint venture, which is expected to use the IRB financing to acquire these assets from FSC.

              MMR also announced that it has reached an agreement with the Minerals Management Service (MMS) to extend the February 3, 2002 date for MMR to satisfy certain financial requirements of the MMS regarding reclamation of MMR's sulphur facilities located in the Gulf of Mexico.
    This agreement, which is now being documented, resulted from MMR's recently announced agreement to sell interests in three of its offshore oil and gas properties for $60 million which will be used to repay all of MMR's existing oil and gas bank debt and the significant progress it has achieved in establishing and financing the joint venture to acquire its sulphur transportation and terminaling assets.


     Cautionary Statement: This press release contains forward-looking statements. Forward-looking statements are all statements other than historical facts, including statements regarding plans and objectives of management for future operations, formation of the sulphur joint venture and future financing activities. Important factors that could cause actual results to differ materially from our expectations include the ability to form the proposed sulphur joint venture, the availability of financing, the ability to satisfy future cash obligations and other factors described in our most recent Form 10-K and subsequent Forms 10-Q filed with the SEC.